NEWS RELEASE
TSX: SCY
MARCH 14, 2019
NR 19-05
www.scandiummining.com

SCY SIGNS LETTER OF INTENT WITH BRONZE-ALU GROUP
TO TEST SCANDIUM ALLOYS IN CASTING APPLICATIONS

Reno, Nevada, March 14, 2019 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) is pleased to announce it has signed a Letter of Intent (“LOI”) with Bronze-Alu Group (“BAL”), based in La Couture-Boussey, France. BAL is a privately held manufacturer of precision high-pressure die cast (HPDC) parts, and offers prototyping, machining, finishing and engineering services, employing both aluminum and copper-based alloys. The company exports approximately 80% of its products to customers outside of France.

The LOI calls for the Company to contribute aluminium-scandium master alloy 2% (“MA”), for mixing and trial-testing of alloys by BAL, in their commercially available product lines. The test work will be undertaken at BAL’s production facilities in La Couture-Boussey, at small production scale. Bronze-Alu intends to report select results of the testing program utilizing their scandium-containing alloys, as does SCY, upon completion of the testing period.

LOI AGREEMENT HIGHLIGHTS:

  LOI defines MA contributions and sourcing support to Bronze-Alu programs.
  BAL commits to mix scandium-containing alloys and cast currently available parts.
  Casting results are to be shared, understood, possibly publicly disclosed, recognizing any intellectual property discovery or requested secrecy.
  BAL is a recognized leader in HPDC technologies, with highly automated systems servicing customers in the EU and globally.
  BAL sells into aerospace and automotive/transport applications, and
  Successful testing forms a basis for future use of scandium-containing alloys.

DISCUSSION

Bronze-Alu Group was originally founded in 1920, outside Paris and was known previously as Bronze Acior. The original factory was moved to La Couture-Boussey, in northern France, in the 1970’s. The company was acquired in 2004 by Francis BARGE, a French industrial entrepreneur with a successful track record of automotive business development, with a name change to Bronze-Alu, reflecting an increasing specialization in high pressure die cast aluminum alloys. The company traditionally serviced French automotive markets, but with a specialized aluminum capability, began to sell into global aerospace markets in 2014.

Today, the company has 350 employees, and two production sites; a highly automated site in France and a more traditional foundry production facility in Romania. Bronze-Alu also has a full compliment of engineering and R&D facilities at La Couture-Boussey, allowing them to offer design and prototyping services to customers prior to manufacturing parts and system components. They have a full foundry and metallurgy testing capability as well, making them ideally suited to testing new casting alloys containing scandium. More can be learned at the company website, particularly with regard to cast parts and serviced industries, at www.Bronze-Alu.com.

George Putnam, CEO of Scandium International Mining Corp. commented: “The Bronze-Alu Group is a great partner for SCY in our effort to search for high quality casting applications for scandium, particularly with their commitment to the aerospace and automotive sectors. These demanding markets set high expectations, exactly where scandium-enhanced alloys can help support both performance and durability in critical applications. We look forward to supporting the Bronze-Alu team, to advance their efforts with scandium-containing products.”

Romain Rérolle, CEO of Bronze Alu Group commented:

“Bronze-Alu Group is focused on developing and supplying innovative solutions to customers. The addition of scandium on aluminium alloys is a great opportunity to deliver unprecedent customer value to future automotive & aerospace needs for lighter and stronger aluminium castings. In this perspective, SCY is the ideal partner for Bronze Alu Group for its knowledge on scandium properties & benefits, as well as for the very high quality of its master-alloys. The mechanical properties of aluminium alloys enhanced by scandium are very promising.”

ABOUT SCANDIUM INTERNATIONAL MINING CORP.

The Company is focused on developing its Nyngan Scandium Project, located in NSW, Australia, into the world’s first scandium-only producing mine. The project owned by our 100% held Australian subsidiary, EMC Metals Australia Pty Limited, has received all key approvals, including a mining lease, necessary to proceed with project construction.

The Company filed a NI 43-101 technical report in May 2016, titled “Feasibility Study – Nyngan Scandium Project”. That feasibility study delivered an expanded scandium resource, a first reserve figure, and an estimated 33.1% IRR on the project, supported by extensive metallurgical test work and an independent, 10-year global marketing outlook for scandium demand.

Willem Duyvesteyn, MSc, AIME, CIM, a Director and CTO of the Company, is a qualified person for the purposes of NI 43-101 and has reviewed and approved the technical content of this press release on behalf of the Company.

For inquiries to Scandium International Mining Corp, please contact:

Edward Dickinson (CFO)
Tel: (775) 233-7328

George Putnam (CEO)
Tel: (925) 208-1775

Email: info@scandiummining.com

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to statements regarding any future development of the project. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation: risks related to uncertainty in the demand for scandium, the possibility that results of test work will not fulfill expectations, or not realize the perceived market utilization and potential of scandium sources that may be developed for sale by the Company. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.